Exhibit 99.1

National	Executive Office
Technical	24007 Ventura Boulevard
Systems, Inc.	Calabasas, California 91302
Tel: (818) 591-0776
Fax: (818) 591-0899

NEWS RELEASE for April 28, 2006 7:30 AM EST

Contact:	BPC Financial Marketing	National Technical Systems
	John Baldissera	Lloyd Blonder, Sr. V.P. & C.F.O.
	800-368-1217	818-591-0776
949-474-4300

NATIONAL TECHNICAL SYSTEMS REPORTS

FISCAL 2006 YEAR-END AND FOURTH QUARTER RESULTS

CALABASAS, CA (April 28, 2006)....National Technical Systems, Inc. (Nasdaq: NTSC), a leading provider of quality and conformance testing and managed services, announced today, results for its fiscal 2006 year and fourth quarter ended January 31, 2006. For fiscal 2006, NTS improved its top-line and bottom-line results with revenues and net income increasing 4.7 percent and 74.7 percent, respectively, over the prior fiscal year. Total revenues for fiscal year 2006 were $111.5 million, with net income of $2.9 million, or $0.32 per basic share and $0.30 per diluted share, compared to total revenues of $106.5 million, with net income of $1.7 million, or $0.19 per basic share and $0.18 per diluted share for fiscal year 2005.

These results were driven by record revenues in the Engineering & Evaluation segment which increased by $9.7 million or 15.4% when compared to the same period in fiscal 2005, primarily due to strong testing revenues from the aerospace and defense markets. Revenues from the telecommunications market also increased as a result of additional revenues from the acquisition of the testing laboratory in Calgary, Canada in fiscal 2005 and the acquisition of Phase Seven Laboratories in Santa Rosa, California in fiscal 2006. These increases were partially offset by a decrease in revenues of $4.6 million in the Technical Solutions segment.

CEO William McGinnis commented: “We are extremely pleased with the Company’s execution of its business plan and we have exceeded the goals we set at the beginning of the year. This is a direct result of the unique talent and dedication of our employees. We generated the highest revenues and net income in recent years. Our goal is to keep growing our top-line and bottom-line by expanding our existing capabilities and pursuing an aggressive growth plan through acquisitions and strategic alliances. The Engineering and Evaluation backlog reflects an increase of 12.5% over the prior year end backlog. NTS, however, is experiencing some delay in the availability of test hardware due to longer customer product development cycles. This may affect operational productivity in the first quarter of fiscal 2007”. McGinnis added: “In the Technical Solutions segment, we were able to reduce costs and generate a slight increase in operating income year over year, despite the decrease in revenues in that segment”.

MORE-MORE-MORE

The fiscal 2006 fourth quarter shows total revenues increasing by 13.0% to $28.8 million, from $25.5 million in fiscal year 2005. Net income in fiscal 2006 increased by 95.1% to $1,147,000, or $0.13 per basic share and $0.12 per diluted share, compared to net income of $588,000, or $0.07 per basic share and $0.06 per diluted share in fiscal year 2005.

Revenues from Engineering & Evaluation for the fiscal 2006 fourth quarter and year were $19.8 million and $72.4 million, respectively, compared to $15.8 million and $62.8 million for the year-earlier periods.

Revenues from Technical Solutions for the fiscal 2006 fourth quarter and year were $9.0 million and $39.1 million, respectively, compared to $9.7 million and $43.8 million for the year-earlier periods.

The Company’s January 31, 2006 balance sheet remained strong, with cash of $4.2 million, total assets of $69.1 million and shareholders equity of $34.4 million. Cash provided by operations was $9.5 million in fiscal year 2006 compared to $6.6 million in the prior year.

Conference Call

NTS is conducting a conference call to review the financial results on Monday May 1, 2006 at 11:00 AM Pacific Time (12:00 PM Mountain Time, 1:00 PM Central Time, 2:00 PM Eastern Time). The dial-in number for the call is 1-800-218-4007. A live web cast and 10-day archive of the call can be accessed at www.ntscorp.com and www.actioncast.acttel.com Event ID: 33562.

About National Technical Systems, Inc.

National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and engineering solutions. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

Cautionary Note Regarding Forward-Looking Statements:

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the companies’ services and products and other risks identified in the companies’ SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TABLE FOLLOWS

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2006	2005	2006	2005

Net revenues	$28,817,000	$25,500,000	$111,524,000	$106,514,000
Cost of sales	21,248,000	19,416,000	84,294,000	82,827,000
Gross profit	7,569,000	6,084,000	27,230,000	23,687,000

Selling, general and administrative expense	5,390,000	4,933,000	21,412,000	20,649,000
Equity income from non-consolidated subsidiary	(79,000)	(110,000)	(259,000)	(483,000)
Operating income	2,258,000	1,261,000	6,077,000	3,521,000
Other income (expense):
Interest expense, net	(313,000)	(304,000)	(1,298,000)	(1,091,000)
Other income (expense)	13,000	5,000	176,000	162,000
Total other expense	(300,000)	(299,000)	(1,122,000)	(929,000)

Income before income taxes and minority interest	1,958,000	962,000	4,955,000	2,592,000
Income taxes	849,000	352,000	1,966,000	910,000

Income before minority interest	1,109,000	610,000	2,989,000	1,682,000
Minority interest	38,000	(22,000)	(50,000)	—

Net Income	$1,147,000	$588,000	$2,939,000	$1,682,000

Net income per common share:
Basic	$0.13	$0.07	$0.32	$0.19
Diluted	$0.12	$0.06	$0.30	$0.18

Weighted average common shares outstanding	9,175,000	9,011,000	9,125,000	8,946,000
Dilutive effect of stock options	524,000	614,000	537,000	620,000
Weighted average common shares outstanding,
assuming dilution	9,699,000	9,625,000	9,662,000	9,566,000

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